EXHIBIT 99


LAWYERS TITLE CORPORATION                            CONTACT: H. Randolph Farmer
6630 West Broad Street                                        804-281-6855
Richmond, Virginia  23230
Telephone: 804-281-6700                                       G. William Evans
FAX: 804-282-5453                                             804-281-6752


                                                     FOR IMMEDIATE RELEASE
                                                     February 6, 1998


           Lawyers Title Corporation has record operating performance for fourth quarter and year

         Lawyers Title Corporation (NYSE:LTI), holding company for Lawyers Title Insurance Corporation, headquartered in Richmond, Virginia, reported net income of $8.9 million, or $.95 per diluted share, for the fourth quarter ended December 31, 1997, compared to net income of $16.9 million, or $1.85 per diluted share, for the fourth quarter ended December 31, 1996. The 1997 quarter included pretax capital losses of $0.4 million, while the fourth quarter of 1996 included $18 million of pretax capital gains, largely from a restructuring of the investment portfolio during that quarter. Net income less after tax capital gains (losses) of the company in the fourth quarter of 1997 was $9.1 million compared to $5.2 million in the fourth quarter of 1996, an increase of 75 percent. This is a record operating performance for the company.
         For the year ended December 31, 1997, net income was $26.2 million, or $2.84 per diluted share, compared to $36.5 million, or $4.01 per diluted share, for the full year 1996. The 1997 year included $.2 million of capital losses, while the full year 1996 included $23.4 million of pretax capital gains. Net income less after tax capital gains (losses) improved more than 23 percent, to $26.3 million from $21.3 million.
         The record operating performance for 1997 reflects the effects of the lower interest rate environment during the year on residential real estate as well as a strong commercial real estate market.
         Record operating revenues, including premiums, title search, escrow and other, of $183.2 million for the fourth quarter of 1997 were more than 18 percent ahead of year ago levels, while for the full year revenues grew by more than 11 percent.
         As a result of the strong revenue growth and constant monitoring of staffing and expense levels, the operating margin, before claims and investment income, in the fourth quarter of 1997 was 10.9 percent, more than two percentage points stronger than the 8.4 percent realized in the fourth quarter of 1996. For the full year, the operating margin improved to 9.3 percent in 1997 from 8.7 percent in 1996.
         Claims experience continued to be favorable coming in at 5.4 percent of operating revenues for both the fourth quarter and full year 1997.
         According to Chairman and Chief Executive Officer Charles H. Foster, Jr., "We were gratified with the results of the fourth quarter of 1997. Revenues from both direct and agency sources showed good growth and we did not lose our focus on the expense line as we showed significant margin improvement from the prior year. As we begin 1998, the environment for our business continues to be very favorable with 30-year fixed rate mortgages around the 7 percent level and residential refinancing

                                     (more)
activity at levels not seen since 1993. Our new open order count in the fourth quarter of 1997 was almost 17 percent ahead of the prior year and represented an all time high fourth quarter open order count."


             Lawyers Title and Subsidiaries - Summary of Operations


(In thousands except per share)                  Three months ended Dec. 31       Twelve months ended Dec. 31
--------------------------------------------- -------------------------------- ---------------------------------

                                                    1997             1996            1997             1996
--------------------------------------------- ---------------- --------------- ---------------- ----------------
Premiums                                             $150,249        $127,939         $504,024         $456,377
Title search, escrow and other                         32,988          26,878          118,757          101,381
Investment income                                       3,899          20,986           16,318           36,424

TOTAL REVENUES                                        187,136         175,803          639,099          594,182

Salaries and employee benefits                         51,892          47,147          200,488          184,274
Agents' commissions                                    68,414          58,474          218,358          192,590
Provision for policy and contract claims                9,839           8,136           33,749           29,211
General, administrative and other                      43,041          36,171          146,035          132,567

TOTAL EXPENSES                                        173,186         149,928          598,630          538,642

Income before taxes                                    13,950          25,875           40,469           55,540
Income taxes                                            5,092           8,975           14,312           19,021
Net income                                              8,858          16,900           26,157           36,519

Basic earnings per share                                $ .99           $1.90            $2.93            $4.11
Weighted average shares outstanding                     8,958           8,890            8,924            8,888

Diluted earnings per share                              $ .95           $1.85            $2.84            $4.01
Diluted shares outstanding                              9,359           9,126            9,224            9,102
Total assets                                                                           554,693          520,968

Shareholders' equity                                                                   292,404          262,168

Book value per share                                                                    $32.62           $29.49
Direct orders closed                                     99.4            71.3            326.0            283.5
Direct orders opened                                    105.9            90.6            415.0            397.1

         Lawyers Title offers a full line of title insurance services to residential and commercial customers through its network of subsidiaries, branch offices, agents and approved attorneys in the U.S., Canada, and the Caribbean. In addition to title insurance, the company offers access to a broad range of real estate services, including environmental insurance, document preparation, tax disbursement and reporting, property appraisals, credit reporting, single and multisite surveys, flood certifications, relocation services and tax-deferred property exchanges under Section 1031 of the Internal Revenue Code.